                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                              --------------------


                                   FORM 8-K/A

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

                                 April 21, 1997
                                 Date of Report
                       (Date of earliest event reported)

                          NASHVILLE COUNTRY CLUB, INC.
             (Exact name of registrant as specified in its charter)

         Tennessee                    0-22582                 62-1535897
(State or other jurisdiction        (Commission              (IRS Employer
     of incorporation)              File Number)           Identification No.)

                          402 Heritage Plantation Way
                           Hickory Valley, Tennessee
                    (Address of principal executive offices)

                                     38042
                                   (Zip Code)

                                 (901) 764-2300
              (Registrant's telephone number, including area code)

Item 7 is hereby amended and restated in its entirety as follows:

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

(a)     FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED.

        Filed herewith as a part of this report are the audited financial statements and related notes of Avalon Entertainment Group, Inc., a Tennessee corporation ("AEG"), for the years ended December 31, 1995 and 1996, and as of December 31, 1996, and unaudited financial statements of AEG for the three month periods ended March 31, 1996 and 1997, and as of March 31, 1997.

(b)     RESTATED AND PRO FORMA FINANCIAL INFORMATION

        Filed herewith as a part of this report, is the pro forma financial information required by Article 11 of Regulation S-X including:

           Unaudited Pro Forma Consolidated Balance Sheet of Registrant as of March 31, 1997 and related Notes.

           Unaudited Pro Forma Consolidated Statement of Operations of Registrant for the year ended December 31, 1996 and related Notes.

           Unaudited Pro Forma Consolidated Statement of Operations of Registrant for the three months ended March 31, 1997 and related Notes.

(c)     Exhibits.

        2.1 Merger Agreement, dated April 21, 1997, among Nashville Country Club, Inc., Avalon Acquisition Corp., Inc., Avalon Entertainment Group, Inc. and each of Robert E. Geddes, Greg M. Janese, Thomas Miserendino, Brian F. Murphy and Marc W. Oswald. (Previously Filed)

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of Avalon Entertainment Group, Inc.:

     We have audited the accompanying balance sheet of Avalon Entertainment Group, Inc., a Tennessee corporation, as of December 31, 1996, and the related statements of operations, stockholders' deficit and cash flows for each of the two years in the period ended December 31, 1996. These financial statements are the responsibility of Avalon Entertainment Group's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Avalon Entertainment Group, Inc. as of December 31, 1996, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                                    ARTHUR ANDERSEN LLP

Los Angeles, California
May 9, 1997

                        AVALON ENTERTAINMENT GROUP, INC.

                                 BALANCE SHEETS

                                     ASSETS

                                                              DECEMBER 31,     MARCH 31,
                                                                  1996           1997
                                                              ------------    -----------
                                                                              (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents.................................   $ 275,988       $ 193,761
  Accounts receivable.......................................      59,537         102,965
  Due from joint venture....................................      13,244              --
  Prepaid production expenses...............................     195,343         293,345
                                                               ---------       ---------
          Total current assets..............................     544,112         590,071
                                                               ---------       ---------
PROPERTY AND EQUIPMENT, at cost:
  Furniture and fixtures....................................     201,525         204,854
  Computer and other equipment..............................      59,652          67,465
  Leasehold improvements....................................      26,344          26,344
                                                               ---------       ---------
                                                                 287,521         298,663
Less -- accumulated depreciation and amortization...........    (233,133)       (239,564)
                                                               ---------       ---------
                                                                  54,388          59,099
                                                               ---------       ---------
INVESTMENT IN JOINT VENTURE.................................      27,239         (87,219)
                                                               ---------       ---------
DEPOSITS....................................................       2,746           2,746
                                                               ---------       ---------
          Total assets......................................   $ 628,485       $ 564,697
                                                               =========       =========
                          LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
  Accounts payable..........................................   $  51,253       $  22,986
  Accrued expenses..........................................      64,095          33,756
  Commission payable........................................      64,080              --
  Profit distributions payable..............................     150,000          26,852
  Deferred revenues.........................................     518,500         709,200
                                                               ---------       ---------
          Total current liabilities.........................     847,928         792,794
                                                               ---------       ---------

COMMITMENTS

STOCKHOLDERS' DEFICIT:
  Common stock, no par value; 2,000 shares authorized, 1,333
     shares issued and outstanding..........................       2,000           2,000
  Additional paid-in capital................................      16,560          16,560
  Accumulated deficit.......................................    (238,003)       (246,657)
                                                               ---------       ---------
          Total stockholders' deficit.......................    (219,443)       (228,097)
                                                               ---------       ---------
          Total liabilities and stockholders' deficit.......   $ 628,485       $ 564,697
                                                               =========       =========

      The accompanying notes are an integral part of these balance sheets.

                        AVALON ENTERTAINMENT GROUP, INC.

                            STATEMENTS OF OPERATIONS

                                                     YEARS ENDED           THREE MONTHS ENDED
                                                    DECEMBER 31,                MARCH 31,
                                               -----------------------   -----------------------
                                                  1995         1996         1996         1997
                                               ----------   ----------   ----------   ----------
                                                                               (UNAUDITED)
REVENUES.....................................  $3,969,531   $5,570,136   $1,039,863   $1,543,515
COST OF REVENUES.............................   2,887,475    4,028,794      737,689    1,221,689
                                               ----------   ----------   ----------   ----------
                                                1,082,056    1,541,342      302,174      321,826
GENERAL AND ADMINISTRATIVE EXPENSES..........   1,259,271    2,009,793      278,577      338,523
                                               ----------   ----------   ----------   ----------
  (Loss) income from operations..............    (177,215)    (468,451)      23,597      (16,697)
                                               ----------   ----------   ----------   ----------
OTHER INCOME (EXPENSE):
Interest (expense), income net...............     (15,903)       5,656          (76)          --
Equity in income of joint venture............     538,215      449,496      217,353        8,043
Other income, net............................       5,135        2,819          160           --
                                               ----------   ----------   ----------   ----------
  Income (loss) before provision for taxes...     350,232      (10,480)     241,034       (8,654)
PROVISION FOR TAXES..........................       2,852        1,263        1,000           --
                                               ----------   ----------   ----------   ----------
NET INCOME (LOSS)............................  $  347,380   $  (11,743)  $  240,034   $   (8,654)
                                               ==========   ==========   ==========   ==========

        The accompanying notes are an integral part of these statements.

                        AVALON ENTERTAINMENT GROUP, INC.

                      STATEMENTS OF STOCKHOLDERS' DEFICIT
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996
          AND THE THREE MONTH PERIOD ENDED MARCH 31, 1997 (UNAUDITED)

                                            COMMON STOCK                                         TOTAL
                                           ---------------     ADDITIONAL      ACCUMULATED   STOCKHOLDERS'
                                           SHARES   AMOUNT   PAID-IN CAPITAL     DEFICIT        DEFICIT
                                           ------   ------   ---------------   -----------   -------------
BALANCES, December 31, 1994..............  1,333    $2,000       $16,560        $(573,640)     $(555,080)
  Net income.............................     --        --            --          347,380        347,380
                                           -----    ------       -------        ---------      ---------
BALANCES, December 31, 1995..............  1,333     2,000        16,560         (226,260)      (207,700)
  Net loss...............................     --        --            --          (11,743)       (11,743)
                                           -----    ------       -------        ---------      ---------
BALANCES, December 31, 1996..............  1,333     2,000        16,560         (238,003)      (219,443)
  Net loss (unaudited)...................     --        --            --           (8,654)        (8,654)
                                           -----    ------       -------        ---------      ---------
BALANCES, March 31, 1997 (unaudited).....  1,333    $2,000       $16,560        $(246,657)     $(228,097)
                                           =====    ======       =======        =========      =========

        The accompanying notes are an integral part of these statements.

                        AVALON ENTERTAINMENT GROUP, INC.

                            STATEMENTS OF CASH FLOWS

                                                       YEARS ENDED         THREE MONTHS ENDED
                                                      DECEMBER 31,              MARCH 31,
                                                  ---------------------   ---------------------
                                                    1995        1996        1996        1997
                                                  ---------   ---------   ---------   ---------
                                                                               (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).............................  $ 347,380   $ (11,743)  $ 240,034   $  (8,654)
     Adjustments to reconcile net income (loss)
       to net cash (used in) provided by
       operating activities --
       Depreciation and amortization............     30,692      24,228       7,597       6,431
       Loss on disposal of equipment............         --       3,124       3,124          --
       Equity in income of joint venture........   (538,215)   (449,496)   (217,353)     (8,043)
       Changes in assets and liabilities --
          (Increase) decrease in assets --
            Accounts receivable.................     12,642     (22,284)    (19,050)    (43,428)
            Due from joint venture..............   (149,825)    (54,387)    (41,143)     13,244
            Prepaid production expenses and
               deposits.........................   (109,012)     32,547      (8,283)    (98,002)
          Increase (decrease) in liabilities --
            Accounts payable....................   (271,115)    (71,777)    (20,156)    (28,267)
            Accrued expenses....................    (33,354)    196,797      45,020    (217,567)
            Deferred revenues...................    158,050      97,500     207,850     190,700
                                                  ---------   ---------   ---------   ---------
  Net cash (used in) provided by operating
     activities.................................   (552,757)   (255,491)    197,640    (193,586)
                                                  ---------   ---------   ---------   ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Distributions from joint venture..............    560,472     400,000          --     122,500
  Expenditures for property and equipment.......    (22,955)    (22,491)         --     (11,141)
                                                  ---------   ---------   ---------   ---------
  Net cash provided by investing activities.....    537,517     377,509          --     111,359
                                                  ---------   ---------   ---------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES............         --          --          --          --
                                                  ---------   ---------   ---------   ---------
NET (DECREASE) INCREASE IN CASH AND CASH
  EQUIVALENTS...................................    (15,240)    122,018     197,640     (82,227)
CASH AND CASH EQUIVALENTS, beginning of
  period........................................    169,210     153,970     153,970     275,988
                                                  ---------   ---------   ---------   ---------
CASH AND CASH EQUIVALENTS, end of period........  $ 153,970   $ 275,988   $ 351,610   $ 193,761
                                                  =========   =========   =========   =========

        The accompanying notes are an integral part of these statements.

                        AVALON ENTERTAINMENT GROUP, INC.

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1996
            (INCLUDING INFORMATION AS OF MARCH 31, 1997, AND FOR THE
THREE MONTH PERIODS ENDED MARCH 31, 1996 AND MARCH 31, 1997, WHICH IS UNAUDITED)

1. NATURE OF BUSINESS

     Avalon Entertainment Group, Inc. ("AEG"), a Tennessee corporation, specializes in corporate entertainment events, event marketing programs and artist management. AEG was incorporated on April 7, 1989 and has operations in Nashville and San Diego. AEG is also a 50% partner in a joint venture, Warner/Avalon, that coordinates live sponsored music entertainment marketing programs.

2. SIGNIFICANT ACCOUNTING POLICIES

  Revenue recognition

     Customer deposits and AEG expenditures related to future corporate shows are recorded as deferred revenues and prepaid assets, respectively, and recognized as revenue and expense in the month the show takes place.

  Property and equipment

     Property and equipment are recorded at cost and are depreciated or amortized using the double-declining balance method, except for leasehold improvements which are amortized using the straight-line method, over the following estimated useful lives:

Furniture and fixtures...................................  7 years
Computer and other equipment.............................  5 years
Leasehold improvements...................................  The lesser of 15 years or the remaining term of the lease.

     AEG follows the policy of capitalizing expenditures that materially increase asset lives and charges ordinary maintenance and repairs to operations as incurred.

  Income taxes

     AEG has elected to be an S corporation under provisions of the Internal Revenue Code. As long as AEG continues to qualify for S corporation tax treatment, no federal income taxes are payable. Accordingly, there is no provision for federal income taxes reflected in the accompanying financial statements. Tennessee, which has not conformed to the federal provisions recognizing S corporations, imposes an excise tax of 6 percent of taxable income.

     Deferred state income taxes are provided for the tax effect of temporary differences in the recognition of income and expenses for financial reporting and tax purposes.

     Because of the acquisition of AEG (Note 7), AEG's S corporation election was automatically terminated subsequent to year end.

  Statements of cash flows

     AEG has a cash management program that invests excess cash in money market funds. Cash balances not required to meet daily checks clearing the banks are temporarily invested. For purposes of the statements of cash flows, AEG considers all highly liquid investments with original maturities of less than three months to be cash equivalents.

                        AVALON ENTERTAINMENT GROUP, INC.

     AEG prepares its statements of cash flows using the indirect method as defined under Statement of Financial Accounting Standards No. 95. Supplemental cash flow disclosures are as follows:

                                                           DECEMBER 31,
                                                         ----------------    MARCH 31,
                                                          1995      1996       1997
                                                         -------   ------   -----------
                                                                            (UNAUDITED)
Cash paid during the period for:
  Income taxes.........................................  $    --   $6,054     $   --
                                                         =======   ======     ======
  Interest.............................................  $15,903   $  810     $   --
                                                         =======   ======     ======

  Payments to stockholders

     AEG has made payments to its stockholders, who are all employees of AEG, based in part on the profitability of AEG and availability of cash. These payments can cause significant variations in AEG's results of operations as they are included in general and administrative expenses in the period paid. These payments totalled $410,000 and $902,000 for the years ended December 31, 1995 and 1996, respectively, and $50,000 and $62,500 for the three month periods ended March 31, 1996 and 1997, respectively.

  Use of estimates in preparation of financial statements

     The preparation of financial statements in conformity with generally accepted accounting principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Unaudited quarterly information

     Information with respect to the three month periods ended March 31, 1996 and 1997, and as of March 31, 1997, included in these financial statements and notes thereto, is unaudited; however, in the opinion of AEG's management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations of AEG for such period have been included.

3. INVESTMENT IN JOINT VENTURE

     AEG has a 50% interest in a joint venture with Warner Custom Music Corp., a California corporation. The joint venture, Warner/Avalon, was formally organized as a Delaware general partnership on November 21, 1995, and commenced limited operations in 1994. Warner/Avalon develops and coordinates live, sponsored music entertainment marketing tours and programs and related projects. AEG accounts for the investment using the equity method of accounting.

     Warner/Avalon generates revenues primarily from third party corporate sponsorships. Warner/Avalon recognizes revenue by amortizing the contract sponsorship funds over the life of the related tour. Tours may range from a single day event to several months.

     During 1995, the two largest customers accounted for 62% and 36% of gross revenues of Warner/Avalon. During 1996, the same two customers accounted for 80% and 15% of gross revenues of Warner/Avalon.

                        AVALON ENTERTAINMENT GROUP, INC.

     Summary balance sheet data and statement of operations data of Warner/Avalon are as follows:

                                                             DECEMBER 31,     MARCH 31,
                                                                 1996           1997
                                                             ------------    -----------
                                                                             (UNAUDITED)
Current assets.............................................   $1,385,106     $2,193,719
Non-current assets.........................................      107,750        263,799
Current liabilities........................................    1,438,377      2,631,953
Partners' capital (deficit)................................       54,479       (174,435)
Income for the year
  -- 1995..................................................    1,076,430
  -- 1996..................................................      898,993
Income for the three months ended March 31, 1997...........                      16,086

4. RELATED PARTY TRANSACTIONS

     AEG is affiliated, through common ownership, with several companies. The following represents a summary of activity with these affiliates.

     AEG paid New Avalon, Inc. ("Avalon Attractions"), an affiliate involved in the entertainment and music industries, $60,000 and $93,000 in 1995 and 1996, respectively, for financial and accounting services. In addition, AEG paid Avalon Attractions $104,000 in 1996 for assistance with business development. Accounts payable to Avalon Attractions for payroll paid on behalf of AEG were approximately $21,000 and $32,000 in 1995 and 1996, respectively. In 1995, AEG paid Avalon Attractions $15,908 for interest on a loan with principal amount of $253,390 beginning in October 1994. All principal and interest were paid off in June 1995.

     AEG paid consulting fees of $20,000 and $60,000 in 1995 and 1996, respectively, to the Vice-President of Operations of Irvine Meadows Amphitheater, an outdoor amphitheater in which an affiliated entity has an ownership interest. Accounts receivable for a loan to an employee of Warner Custom Music Corp. was $10,000 as of December 31, 1996.

5. COMMITMENTS

     AEG leases facilities and certain equipment under lease agreements through 1998. Rent expense under operating leases was approximately $55,000 and $29,000 for the years ended December 31, 1995 and 1996, respectively. The minimum lease commitments as of December 31, 1996 are as follows:

1997.......................................................  $55,000
1998.......................................................    9,000
                                                             -------
                                                             $64,000
                                                             =======

6. SIGNIFICANT CONCENTRATIONS

     During 1995, AEG's four largest customers each accounted for approximately 12 percent of revenues. During 1996, AEG's two largest customers accounted for approximately 15 and 10 percent of revenues. (Note 3).

7. SUBSEQUENT EVENTS

     On April 21, 1997, AEG entered into an Agreement and Plan of Merger whereby it was acquired by Avalon Acquisition Corp., Inc., a Tennessee corporation and wholly owned subsidiary of Nashville Country Club, Inc. ("NCCI"), a Tennessee corporation, for $7,200,000. NCCI is a public company and a developer, owner and operator of restaurants, hotels and other entertainment-related business assets.

               UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

        The following unaudited pro forma consolidated financial data (the "Pro Forma Financial Data") of Nashville Country Club, Inc. (the "Company") has been prepared utilizing the historical financial statements and related notes thereto of each of the Company and Avalon Entertainment Group, Inc. ("AEG") and the unaudited financial statements of the Breckenridge Resort for the period from January 1, 1996 to April 29, 1996. The Pro Forma Financial Data gives pro forma effect to the consummation of the acquisition of Avalon Entertainment Group, Inc. (the "AEG Acquisition") as if it had occurred on March 31, 1997 for balance sheet purposes and as of January 1, 1996 and January 1, 1997 for purposes of the pro forma statements of operations and to the consummation of the Breckenridge Resort Acquisition as though such transaction had occurred as of January 1, 1996. As a result of the AEG Acquisition, the Company has reconfigured its financial reporting segments into Entertainment and Resort to separate the operations of its two primary business divisions.

        The Breckenridge Resort Acquisition has been accounted for, and the AEG Acquisition is being accounted for, under the purchase method of accounting and the Pro Forma Financial Data has been prepared on such basis of accounting utilizing estimates and assumptions as set forth below and in the notes thereto. The Pro Forma Financial Data is presented for informational purposes and is not necessarily indicative of the future financial position or results of operations of the combined businesses that would have resulted had the Breckenridge Resort Acquisition and the AEG Acquisition been consummated on the dates or as of the periods described above. The purchase price allocations reflected in the Pro Forma Financial Data have been based on preliminary estimates of the respective fair value of assets and liabilities, which may differ from the actual allocations, and are subject to revision.

                          NASHVILLE COUNTRY CLUB, INC.

              UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET DATA
                             AS OF MARCH 31, 1997
                                (IN THOUSANDS)


                                             HISTORICAL
                                          ----------------     ACQUISITION         PRO FORMA
                                          COMPANY     AEG      ADJUSTMENTS        CONSOLIDATED
                                          -------   ------     ------------       ------------
                 ASSETS
Cash and cash equivalents...............  $ 2,620   $  194     $     (700) (a)      $ 2,114
Accounts receivable.....................    1,235      103                            1,338
Inventories.............................      431       --                              431
Prepaid expenses and other
  current assets........................      135      293                              428
                                          -------   ------                          -------
          Total current assets..........    4,421      590                            4,311
Property and equipment, net.............   33,870       59                           33,929
Intangible and other assets.............      357      (84)         7,728 (a)         8,001
                                          -------   ------                          -------
          Total assets..................  $38,648   $  565                          $46,241
                                          =======   ======                          =======

  LIABILITIES AND STOCKHOLDERS' EQUITY

Short-term debt and current portion
  of long-term debt.....................  $ 2,683   $   --          2,480 (a)       $ 5,163

Accounts payable and accrued
  liabilities...........................    3,681      793                            4,474
                                          -------   ------                          -------
          Total current liabilities.....    6,364      793                            9,637

Long-term debt:
  Capital lease obligation, net of
    current portion.....................      733       --                              733
  Long-term debt, net of
    current portion.....................   17,559       --                           17,559
                                          -------   ------                          -------
          Total liabilities.............   24,656      793                           27,929
                                          -------   ------                          -------
Stockholders' equity:
  Preferred stock.......................       10                                        10
  Common Stock..........................   16,770       19            (19)(a)
                                                                    4,320 (a)        21,090

Accumulated (deficit) earnings..........   (2,788)    (247)           247 (a)
                                                                                     (2,788)
                                          -------   ------                          -------
          Total stockholders equity.....   13,992     (228)                          18,312
                                          -------   ------                          -------
          Total liabilities and
            stockholders' equity........  $38,648   $  565                          $46,241
                                          =======   ======                          =======

         See notes to unaudited pro forma consolidated financial data.

                 NASHVILLE COUNTRY CLUB, INC. AND SUBSIDIARIES

          NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                              AS OF MARCH 31, 1997

(a) This entry reflects the AEG Acquisition and the related elimination of AEG's historical stockholders' deficit. The AEG Acquisition will result in the net liabilities of AEG being revalued to reflect the purchase price of the transaction. The purchase price of AEG will be calculated as the sum of (i) the fair value of the Company's Common Stock that was issued to the former owners of AEG, (ii) the fair value of notes payable issued by the Company to the former owners of AEG, (iii) the cash payment made to the former owners of AEG, (iv) AEG's net liabilities as of March 31, 1997 and (v) transaction costs. Under the purchase accounting method, the acquisition cost is allocated to the assets and liabilities acquired based on their relative fair values. The Company has not yet completed any appraisals or other valuation studies, nor has it made a final determination of the useful lives of the assets acquired. Based on the foregoing, the Company has established a purchase price for AEG of approximately $7,728,000. For purposes of the pro forma consolidated financial data, the entire purchase price amount has been allocated to goodwill. Amortization expense in the pro forma consolidated financial data has been calculated assuming an amortization period of 20 years. The Company believes that the final allocation of the purchase price (and related amortization period) will not differ materially from the pro forma amounts included herein. The Company expects the final allocation to be completed no later than March 31, 1998.

     The following table summarizes the components of the purchase price:

Fair value of Common Stock issued...........................  $4,320,000
Fair value of notes payable issued..........................   2,480,000
Cash payments...............................................     400,000
Transaction costs...........................................     300,000
AEG's net liabilities at March 31, 1997.....................     228,000
                                                              ----------
Purchase price..............................................  $7,728,000
                                                              ==========

         The Merger Agreement relating to the AEG Acquisition (the "Merger Agreement") provides for an adjustment to the purchase price based on AEG's net income before taxes for the year ending December 31, 1997 (the "1997 Pre-Tax Net Income"). In the event that AEG's 1997 Pre-Tax Net Income equals or exceeds $1.2 million, the purchase price is not adjusted. In the event that AEG's 1997 Pre-Tax Net Income is less than $1.2 million, the purchase price is adjusted downward in an amount equal to six times the difference between the 1997 Pre-Tax Net Income and $1.2 million. The former owners of AEG may satisfy the adjusted purchase price, if any, by delivering to the Company either cash or shares of Common Stock valued based on the average closing prices of the Common Stock for the 30 trading days ending 5 days prior to the calculation of the 1997 Pre-Tax Net Income. Management does not anticipate that the purchase price will be adjusted materially.

                          NASHVILLE COUNTRY CLUB, INC.

         UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS DATA
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                             BRECKENRIDGE
                                             HISTORICAL         RESORT
                                          ----------------   ACQUISITION    ACQUISITION       PRO FORMA
                                          COMPANY    AEG     ADJUSTMENTS    ADJUSTMENTS      CONSOLIDATED
                                          -------   ------   ------------   -----------      ------------
Revenues:
  Entertainment.........................  $    --   $5,570                                     $ 5,570
  Resort................................   10,809       --      $9,915(a)                       20,724
                                          -------   ------                                     -------
          Total revenues................   10,809    5,570                                      26,294
                                          -------   ------                                     -------
Operating expenses:
  Entertainment.........................       --    6,013                       (304)(c)        5,709
  Resort................................   11,823       --       7,368(a)                       19,191
  Depreciation and amortization.........      599       25         225(a)         386(b)         1,235
  Corporate expenses....................      347       --                                         347
                                          -------   ------                                     -------
          Total operating expenses......   12,769    6,038                                      26,482
                                          -------   ------                                     -------
Loss from operations....................   (1,960)    (468)                                       (188)
Interest (expense) income, net..........   (1,167)       5        (595)(a)       (248)(e)       (2,005)
Other income, net.......................       --      452                                         452
                                          -------   ------                                     -------
Loss before taxes.......................   (3,127)     (11)                                     (1,741)
Provision for taxes.....................       --        1                         (1)(d)           --
                                          -------   ------                                     -------
Net loss ...............................  $(3,127)  $  (12)                                    $(1,741)
                                          =======   ======                                     =======
Net loss per share......................  $  (.87)                                             $  (.32)
                                          =======                                              =======
Weighted average shares outstanding.....    3,576                                                5,400
                                          =======                                              =======

--------------------


         See notes to unaudited pro forma consolidated financial data.

                 NASHVILLE COUNTRY CLUB, INC. AND SUBSIDIARIES

                 NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED
                            STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996

(a) The Breckenridge Resort was acquired on April 29, 1996 and, accordingly, the results of operations of the Breckenridge Resort for the period from January 1, 1996 to April 29, 1996 are not included in the historical consolidated financial statements of the Company for the year ended December 31, 1996. This adjustment is presented to show the impact of including the revenues and expenses of the Breckenridge Resort as if the Breckenridge Resort Acquisition had occurred on January 1, 1996.

(b) The AEG Acquisition results in recording goodwill of approximately $7,728,000. The Company expects to amortize this amount over a period of 20 years. This results in annual amortization of approximately $386,000.

(c) In 1996, AEG paid salaries and made ownership distributions based primarily on the profitability of AEG and the availability of cash to fund such payments. These payments were charged to entertainment expenses. Under the terms of the Merger Agreement, these individuals have been provided with employment/consulting agreements which specifically define salaries, consulting fees and bonuses. The adjustment results from the net change in expense as if the employment/consulting agreements had been in effect in 1996.

(d) As a result of the expected utilization of net operating loss carryforwards, the tax provisions have been removed as a pro forma adjustment.

(e) The Company anticipates repaying the AEG Promissory Notes with proceeds from debt financing which the Company is seeking to obtain. This adjustment reflects pro forma interest expense assuming the AEG Promissory Notes were outstanding as of January 1, 1996 and a 10% interest rate, the contractual interest rate of the AEG Promissory Notes.

                          NASHVILLE COUNTRY CLUB, INC.

         UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS DATA
                   FOR THE THREE MONTHS ENDED MARCH 31, 1997
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                   HISTORICAL
                                ----------------   ACQUISITION    PRO FORMA
                                COMPANY    AEG     ADJUSTMENTS   CONSOLIDATED
                                -------   ------   -----------   ------------
Revenues:
  Entertainment...............  $    --   $1,544                   $ 1,544
  Resort......................   10,102       --                    10,102
                                -------   ------                   -------
          Total revenues......   10,102    1,544                    11,646
                                -------   ------                   -------
Operating expenses:
  Entertainment...............       --    1,555        88(b)        1,643
  Resort......................    7,523       --                     7,523
  Depreciation and
     amortization.............      256        6        97(a)          359
  Corporate expense...........      133       --                       133
                                -------   ------                   -------
          Total operating
            expenses..........    7,912    1,561                     9,658
                                -------   ------                   -------
Income (loss) from
  operations..................    2,190      (17)                    1,988
Interest expense, net.........     (411)      --       (62)(c)        (473)
Other income, net.............       --        8                         8
                                -------   ------                   -------
Income (loss) before taxes....    1,779       (9)                    1,523
Provision for taxes...........       --       --                        --
                                -------   ------                   -------
Net income (loss).............  $ 1,779   $   (9)                  $ 1,523
                                =======   ======                   =======
Net income per share..........      .36                            $   .28
                                =======                            =======
Weighted average shares
  outstanding.................    4,925                              5,400
                                =======                            =======

---------------


         See notes to unaudited pro forma consolidated financial data.

                 NASHVILLE COUNTRY CLUB, INC. AND SUBSIDIARIES

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1997

(a) The AEG Acquisition results in recording goodwill of approximately $7,728,000. The Company expects to amortize this amount over a period of 20 years. This results in quarterly amortization of approximately $97,000.

(b) For the three months ended March 31, 1997, AEG paid salaries and made ownership distributions based primarily on the profitability of AEG and the availability of cash to fund such payments. These payments were charged to entertainment expenses. Under the terms of the Merger Agreement, these individuals have been provided with employment/consulting agreements which specifically define salaries, consulting fees and bonuses. The adjustment results from the net change in expense as if the employment/consulting agreements had been in effect in the first quarter of 1997.

(c) The Company anticipates repaying the AEG Promissory Notes with proceeds debt financing the Company is seeking to obtain. This adjustment reflects pro forma interest expense assuming the AEG Promissory Notes were outstanding as of January 1, 1997 and a 10% interest rate, the contractual interest rate of the AEG Promissory Notes.


                                   SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      NASHVILLE COUNTRY CLUB, INC.


Date:  July 3, 1997                   By: /s/ Thomas J. Weaver III
                                         --------------------------
                                         Thomas J. Weaver III
                                         Chief Executive Officer
                                         and President